Exhibit 10.33

CATALINA LIGHTING, INC.

18191 N.W. 68th Avenue

Miami, Florida 33015

January 30, 2004

Robert Varakian

17555 Collins Ave, #1703

Sunny Isles Beach, FL 33160

Re:	Change in Control Severance Agreement

Dear Bob:

This letter agreement sets forth our understandings and agreements with respect to the severance payable to you under certain circumstances following a Change in Control (as defined below).

1. If, after the occurrence of a Change in Control but before the expiration of the Post Change of Control Period (as defined below), either your employment with Catalina Lighting, Inc. (the “Company”) or any of its subsidiaries is terminated by the Company without Cause (as defined below), or you terminate your employment with the Company for Good Reason (as defined below), then the Company will pay you severance in an amount equal to 100% of your annual base salary as of the date of such Change in Control and such payment shall be made in a lump sum no later than the fourteenth day after your last day of employment.

2. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Cause” shall mean a determination by the Board of Directors of the Company that you have engaged in conduct injurious to the Company, its successor, or any of their respective subsidiaries, including, without limitation, embezzlement, theft, destruction of property, unethical business conduct, commission of a felony, or any other crime of moral turpitude, dishonesty in the course of your employment or service, the disclosure of trade secrets or confidential information of the Company, its successor, or any of their respective subsidiaries to persons not entitled to receive such information, violation of any rule or policy of the Company or its successor that is not cured within 15 days after you are given notice of such violation, breach of my nonsolicitation covenant or any other agreement between you and the Company, its successor, or any of their respective subsidiaries, or any other conduct that is injurious to the Company, its successor, or any of their respective subsidiaries.

Robert Varakiam

January 30, 2004 Page 2

(b)	“Change in Control” shall mean (i) any consolidation or merger in which the Company is not the surviving entity or which results in the acquisition of all or a majority of the Company’s outstanding shares of capital stock by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or transfer of all or substantially all of the Company’s assets; provided, however, that the term “Change in Control” shall not include any of the following: (x) a transaction or transactions with affiliates of the Company (as determined by the Company’s Board of Directors in its sole discretion) or (y) a transaction or transactions pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun Catalina Holdings, LLC or any of its affiliates.

(c)	“Good Reason” shall exist if, without your consent, the Company (i) reduces your base salary, (ii) requires that you relocate your principal place of employment more than 100 miles from your current principal place of employment (i.e. 18191 N.W. 68th Avenue, Miami, Florida 33015) or (iii) reduces the number of the Company’s divisions reporting to you as of the date hereof; provided, however that “Good Reason” shall not exist under this clause (iii) if the Company’s U.K. and/or Asian divisions are sold to an unrelated third party and the Company retains ownership of its U.S. division.

(d)	“Post Change of Control Period” shall mean that one (1) year period beginning on the date of a Change in Control and ending on the first anniversary of such Change in Control.

3. By signing below, you acknowledge that nothing set forth in this letter shall constitute a contract for employment with the Company of its successor, and nothing herein shall require the Company, its successor, or any of their respective subsidiaries to continue your employment.

4. The Company may withhold from any amounts payable to you under this letter agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

5. This letter agreement shall terminate on December 31, 2004 and be of no further force or effect if no Change in Control has occurred on or before such date,

6. This letter agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties’ entire understanding regarding the subject matter of this letter agreement and supersedes any and all prior agreements regarding the same subject matter. The terms and provisions of this letter agreement cannot be terminated, modified or amended except in a writing signed by the party against whom

Robert Varakian

January 30, 2004 Page 3

enforcement is sought. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, and any suit, action or proceeding arising out of or relating to this letter agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in Miami-Dade County, Florida. In any suit, action or proceeding arising out of or in connection with this letter agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations.

Please acknowledge your agreement to the terms of this letter agreement by signing below and returning a copy to the undersigned.

Sincerely,

CATALINA LIGHTING, INC.

/s/ CLARENCE E. TERRY

Name:	Clarence E. Terry
Title:	Vice President

Acknowledged and agreed to

as of this 30 day of January, 2004;

/s/ ROBERT VARAKIAN

Robert Varakian

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